Exhibit 10.60

INTERMEC, INC.

POLICY FOR RECOVERY OF INCENTIVE COMPENSATION

Adopted February 22, 2012

1. Discretionary Recovery of Incentive Compensation from Officers. If Intermec, Inc. (the “Company”) is required to prepare an accounting restatement for any fiscal quarter or year commencing after February 22, 2012 and the Compensation Committee of the Board of Directors of the Company (the “Committee”) determines that the Misconduct (as defined below) of any person who was an Affected Officer (as defined below) at the time of the Misconduct directly contributed to the obligation to restate the Company’s financial statements pertaining to the previous three fiscal years, the Committee may require the Affected Officer to repay to the Company all or part of the following:

(a)	the full amount of any bonus received by the Affected Officer under any of the Company’s variable incentive plans that was calculated based on the financial statements that were subsequently restated; and

(b)	if, after the release of earnings for any period with respect to which financial statements were subsequently restated and prior to the announcement of such restatement, the Affected Officer sold any Incentive Shares (as defined below), the excess of (i) the actual aggregate sales proceeds from the Affected Officer’s sale of those shares, over (ii) the aggregate sales proceeds the Affected Officer would have received from the sale of those shares at a price per share determined appropriate by the Committee in its discretion to reflect what the Company’s common stock price would have been if the restatement had occurred prior to such sales; provided, however, that the aggregate sales proceeds determined by the Board under this clause (ii) with respect to shares acquired upon exercise of an option shall not be less than the aggregate exercise price paid for those shares.

2. Definitions:

(a)	“Affected Officer” means a Senior Officer and any other individual designated by the Committee or the Board of Directors.

(b)	“Incentive Shares” means any shares of Company common stock that were acquired pursuant to an option, restricted stock unit or other award under any Company equity incentive plan.

(c)	“Misconduct” is defined as the willful commission of an act of fraud or dishonesty or willful gross negligence in the performance of an officer’s duties.

(d)	“Senior Officer” means a Senior Officer as defined in the Committee’s Charter.

3. If an amount to be repaid to the Company under this Policy is not deductible by the Affected Officer, the Committee shall reduce the amount to be repaid by the amount determined by the Committee to reasonably take into account the tax consequences of such repayment.

4. To the extent practicable under applicable law, the Committee will seek direct repayment from the Affected Officer of any amount that is recoverable under this policy and may, to the extent permitted by applicable law, offset such amount against any compensation or other amounts owed by the Company to the Affected Officer. The Committee may make such modifications to this Policy as may be required by law or regulation or as may otherwise be deemed appropriate by the Committee.

5. Affected Officers shall be required to evidence their agreement to the Policy as a condition of receiving any grant or award of cash or equity incentive compensation, in such form as may be prescribed by the delegated authority of the Committee.